EXHIBIT 16.1

January 22, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

RE:  Capital Gold Corporation

Ladies and Gentlemen:

We have read the statements of Capital Gold Corporation pertaining to our Firm included under Item 4.01(a) of Form 8-K dated January 19, 2010 and agree with such statements as they pertain to our Firm.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

WOLINETZ, LAFAZAN & COMPANY, CPA’S, P.C.